Execution Version

SEPARATION AND CONSULTING AGREEMENT
This Separation and Consulting Agreement (this “Agreement”) is entered into by Sonida Senior Living, Inc. (the “Company”), and David R. Brickman (“Executive”) as of this 22nd day of October, 2024. The Company and Executive are referred to as the “Parties.”

WHEREAS, Executive is currently employed as the Company’s Senior Vice President, General Counsel and Secretary under the terms of that certain Executive Employment Agreement dated March 26, 2021 (the “Employment Agreement”);
WHEREAS, the Parties have agreed that Executive’s employment with the Company will end on December 31, 2024 (the “Separation Date”); and

WHEREAS, the Parties desire to provide for the transition of Executive’s duties and responsibilities from and after the date of this Agreement and the terms of Executive’s termination of employment;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Termination of Executive’s Employment. Executive’s employment with the Company will end on December 31, 2024, or if earlier, the date of Executive’s death (as applicable, the “Separation Date”).
2.Transition Period.
(a)Duties. Between the Effective Date (as defined in Section 6) and the Separation Date (the “Transition Period”), Executive will remain an employee of the Company and will be expected to transition his duties and responsibilities and perform other duties and tasks as reasonably requested by the Chief Executive Officer of the Company. During the Transition Period, Executive must continue to comply with all of the Company’s policies and procedures and with all of Executive’s statutory and contractual obligations to the Company. Executive agrees to perform his duties in good faith.
(b)Compensation/Benefits. During the Transition Period, Executive’s title and base salary will remain the same, and Executive will continue to be eligible for the Company’s benefit plans and programs, subject to the terms and conditions applicable to such plans and programs. Further, during the Transition Period Executive will continue to vest in all outstanding equity awards (which, for avoidance of doubt, are listed on Exhibit B hereto).
3.Termination Payments and Benefits.
(a)Accrued Payments. Upon the Separation Date, the Company shall: (i) pay Executive all accrued by unpaid base salary as of the Separation Date; (ii) reimburse Executive for expenses incurred by Executive pursuant to Section 3 of the Employment Agreement; and (iii) pay Executive any earned benefits (including but not limited to accrued but unpaid or unused PTO pay to which Executive is entitled as of the Separation Date) pursuant to the terms of any compensation or benefit plans (the amounts in clauses (i) through (iii), collectively, the “Accrued Payments”). Executive is entitled to the Accrued Payments regardless of whether Executive signs this Agreement. The Parties agree that, as of the date of this Agreement, Executive’s accrued but unused PTO balance is 557.93 hours (which equates to $98,909.83).

(b)Separation Benefits. If Executive: (i) signs this Agreement and allows the releases set forth in Section 6 to become effective; (ii) complies with all of his legal and contractual obligations to the Company; and (iii) on the Separation Date, signs and delivers the Separation Date Release attached as Exhibit A, then the Company will pay or provide Executive with the following separation benefits (collectively, the “Separation Benefits”):
(i)Separation Pay. The Company shall pay Executive a separation allowance in the aggregate amount of $1,080,409.16 (which amount is equal to two (2) times the sum of (x) Executive’s base salary and (b) Executive annual bonus, in each case paid to Executive over the immediately preceding twelve (12) months), which will be paid in equal installments in accordance with the Company’s normal payroll practices over a twenty-four (24) month period beginning immediately following the Separation Date.
(ii)2024 Bonus. The Company shall pay Executive his annual incentive bonus for the 2024 calendar year in the amount that Executive would have received had Executive continued in employment with the Company through the date of payment of such 2024 annual incentive bonus (the “2024 Bonus”). The 2024 Bonus shall be paid at the same time annual incentive bonuses are paid to the Company’s executive team, but in no event later than March 15, 2025.
(iii)Outstanding Equity Awards.
(1)With respect to each outstanding, unvested award of restricted stock held by Executive immediately prior to the Separation Date that vests solely based on Executive’s continued employment or service with the Company (a “Time-Based RSA”), the Company will credit Executive with twelve (12) months of vesting service such that Executive will become immediately vested on the Separation Date in any shares of restricted stock covered by a Time-Based RSA that would have vested had Executive remained in continuous employment or service with the Company through the date that is twelve
(12) months following the Separation Date.
(2)Each outstanding, unvested award of restricted stock held by Executive immediately prior to the Separation Date that is (A) not a Time-Based RSA (each, a “Performance-Based RSA”) and (B) subject to a performance period that will end on or before the date that is twelve (12) months following the Separation Date, will not be forfeited on the Separation Date, but shall remain outstanding for twelve (12) months following the Separation Date (the “Run-Out Period”) and shall vest or be forfeited during the Run-Out Period pursuant to the terms of such Performance-Based RSA as set forth in the applicable Performance-Based RSA award agreement and plan document (but disregarding any required continuing employment or service by Executive during the Run-Out Period).
(3)Set forth on Exhibit B to this Agreement is a list, as of the date of this Agreement, of Executive’s outstanding and unvested Time-Based RSAs and Performance-Based RSAs. Except as necessary to give effect to the terms described in this Section 3(b)(iii), Executive’s Time-Based RSAs and Performance-Based RSAs shall continue to be governed by the terms of the applicable award agreements and the applicable plan documents.
(iv)COBRA. The Company shall pay Executive the amount (the “COBRA Reimbursement Amount”) of $2,216.86 (as may be adjusted in accordance with this Section 3(b)(iv)) per month for every month during which Executive has COBRA continuation coverage in effect for himself and/or his family members, but for no more than 12 months after the Separation Date (the “COBRA Continuation Period”). In accordance with Section 6(c)(iv) of the Employment Agreement, the COBRA Reimbursement Amount will be adjusted so that the Company monthly pays to Executive during the COBRA Continuation Period the amount equal to the employer portion of the total monthly premium cost for the “Bronze Family Plan” (or equivalent) tier of coverage under the Company’s (or its applicable Affiliate’s) group health plan, including dental, vision and any other coverage that Executive participates in as of the Separation Date. The COBRA Reimbursement Amount will be made directly to Executive semi-monthly through the Company’s regular payroll process.
(v)Forwarding Information. For the ninety (90)-day period following the Separation Date, the Company will provide persons who attempt to contact Executive at his Company email address with Executive’s post-termination contact information (as set forth in Section 14).
4.Consulting Agreement. If Executive: (a) timely returns this fully signed Agreement to the Company and allows it to become effective; and (b) signs and delivers the Separation Date Release, then the Company will enter into the Consulting Agreement with Executive attached hereto as Exhibit C.
5.Waiver of Additional Compensation or Benefits. Other than the compensation and payments provided for in this Agreement, and any right or benefit provided upon termination under any outstanding equity awards, Executive shall not be entitled to any other or additional compensation, benefits, vesting, payments or grants under any agreement, benefit plan, severance plan or bonus or incentive program established by the Company regardless of whether any such additional compensation, benefits, vesting, payments or grants are provided for in the Employment Agreement. Executive agrees that the waiver and release in Section 6 below (and the Separation Date Release) covers any claims Executive might have regarding Executive’s compensation and any benefits Executive may or may not have received during Executive’s employment with the Company and any right or benefit provided upon termination under any outstanding equity awards.
6.Release of Claims.
(a)General Release. In exchange for the consideration provided to Executive under this Agreement to which Executive would not otherwise be entitled, Executive hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the Effective Date (collectively, the “Released Claims”).
(b)Scope of Release. The Released Claims included, but are not limited to, (i) all claims arising out of or in any way related to Executive’s employment with the Company, or the termination of that employment; (ii) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company;
(iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), Chapter 21 of the Texas Labor Code, the Texas Payday Law, or the Texas Labor Code.
(c)ADEA Waiver. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, and that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised, as required by the ADEA, that:
(i) Executive’s waiver and release does not apply to any rights or claims that may arise after the date that Executive signs this Agreement; (ii) Executive should consult with an attorney prior to signing this Agreement (although Executive may choose voluntarily not to do so); (iii) Executive has twenty-one (21) days to consider this Agreement (although Executive may choose voluntarily to sign it earlier); (iv) Executive has seven (7) days following the date Executive signs this Agreement to revoke Executive’s acceptance (by providing written notice of your revocation to Michael Karicher – Chief People Officer); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after Executive signs this Agreement (“Effective Date”).
(d)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive is a party or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims for the Accrued Payments or the Separation Benefits; and (iv) any claims for breach of this Agreement. Executive hereby represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims Executive has or might have against any of the Released Parties that are not included in the Released Claims. Executive understands that nothing in this Agreement limits Executive’s ability to file a charge or complaint with any Government Agency. While this Agreement does not limit Executive’s right to receive an award for information provided to the Securities and Exchange Commission, Executive understands and agrees that, to the maximum extent permitted by law, Executive is otherwise waiving any and all rights Executive may have to individual relief based on any claims that Executive has released and any rights Executive has waived by signing this Agreement.
(e)Company Claims. The Company, on behalf of itself and its subsidiaries and affiliates, hereby releases Executive and his heirs and successors from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the Effective Date. The Company represents that, as of the date of this Agreement, it is not aware of any claims against Executive that are in any way related to events, acts, conduct, or omissions occurring prior to or on the date of this Agreement.
(f)Not An Admission of Wrongdoing. This release contained in this Section 6 shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.
7.Return of Company Property. As soon as possible following the Separation Date, Executive shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and properly in Executive’s possession which belongs to the Company or any of its affiliates, including, without limitation, all computers, printers, laptops, personal data assistants, cell phones, credit cards, keys and access cards; and (b) deliver all original and copies of confidential and proprietary information (as described in Section 8 of the Employment Agreement) in Executive’s possession and notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) in Executive’s possession that contain Proprietary Information. By signing this Agreement, Executive represents and warrants that Executive has not retained and has or will timely return and deliver all the items described or referenced in subsections
(a)or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive will promptly notify the Company and return/deliver such items to the Company. Notwithstanding anything in this Section 7 to the contrary, Executive shall retain and not be required to return Executive’s home office printer or his Microsoft Surface Pro computer.

8.Non-Disparagement. Executive agrees that Executive will not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning the Company or the Released Parties, or cause others to disclose, communicate, or publish any disparaging information concerning the same. Notwithstanding the foregoing, the provisions of this Section shall not apply with respect to (i) any charge filed by Executive with the EEOC or other comparable agency or in connection with any proceeding with respect to any claim not released by this Agreement or (ii) any disclosure or communication that is made by or on behalf of Executive in connection with the enforcement of any claim against, or defense of any claim by or on behalf of, the Company or any of its affiliates.
9.Continuing Obligations. Executive reaffirms and understands his continuing obligations in the Employment Agreement, including Sections 7, 8, 9, 10, and 11 (collectively, the “Continuing Obligations”). Consistent with Section 12 of the Employment Agreement, in the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.
10.Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code and the applicable guidance and regulations thereunder (collectively, “Section 409A”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the first business day to occur following the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); and (b) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company’s Board of the Directors, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 10 in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified under this Section 10 without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 10; provided, that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

11.Binding Effect. This Agreement shall be binding upon the Company and upon Executive and Executive’s heirs, administrators, representatives, executors, successors and assigns and the Company’s representatives, successors and assigns. In the event of Executive’s death, this Agreement shall operate in favor of Executive’s estate and all payments, obligations and consideration will continue to be performed in favor of Executive’s estate.
12.Severability. Should any provision of this Release be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Release shall not be affected and such provisions shall remain in full force and effect.
13.Entire Agreement. Except for the Continuing Obligations, this Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Executive’s employment with the Company, the subject matter of this Agreement or any other term or condition of the employment relationship between the Company and Executive. Executive represents and acknowledges that in executing this Agreement, Executive does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement or the Employment Agreement. Executive and the Company agree that they have each used their own judgment in entering into this Agreement.
14.Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is delivered personally or sent by email (provided, however, if the sender receives an automatically generated notification that such email was not delivered, such attempted email notice shall be ineffective and deemed to not have been given) or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:
If to Executive:
David R. Brickman 7434 Baxtershire Drive
Dallas, TX 75230
E-Mail: nbrickman@sbcglobal.net

If to the Company:
Sonida Senior Living, Inc. 14755 Preston Road Suite 810
Dallas, TX 75254
Attention: Michael Karicher – Chief People Officer E-Mail: mkaricher@sonidaliving.com

Any Party may change the address to which notices and other communications are to be delivered by giving the other Party notice.

15.Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.
16.Governing Law. This Agreement shall be governed by the laws of the State of Texas.
17.Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.

18.No Assignment of Claims. Executive represents and agrees that Executive has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.
19.No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.
SONIDA SENIOR LIVING, INC.

By:     Name: Brandon Ribar
Title: President and Chief Executive Officer

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.
EXECUTIVE

Name: David R. Brickman Address: 7434 Baxtershire Drive
Dallas, TX 75230

Exhibit A: Separation Date Release Exhibit B: Equity Award Schedule Exhibit C: Consulting Agreement
[Signature Page to Separation and Consulting Agreement]

Exhibit A SEPARATION DATE RELEASE
In exchange for the Separation Benefits provided to me under the Separation and Consulting Agreement to which this Separation Date Release is attached (the “Separation Agreement”), which Separation Benefits I would not otherwise be entitled to, I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Agreement (collectively, the “Released Claims”).
The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), Chapter 21 of the Texas Labor Code, the Texas Payday Law, or the Texas Labor Code.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given for this waiver and release is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date that I sign this Agreement; (b) I should consult with an attorney prior to signing this Separation Date Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Separation Date Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following the date I sign this Separation Date Release to revoke my acceptance (by providing written notice of my revocation); and (d) this release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Separation Date Release.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (b) any rights which are not waivable as a matter of law; (c) any claims for the Accrued Payments or the Separation Benefits (each as defined in the Separation Agreement); and (d) any claims for breach of the Separation Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I understand that nothing in this Separation Date Release limits my ability to file a charge or complaint with any Government Agency. While this Separation Date Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to
[Separation Date Release]

individual relief based on any claims that I have released and any rights I have waived by signing this Separation Date Release.
I hereby represent that, subject to any Accrued Payments or Separation Benefits (each as defined in the Separation Agreement) payable to me under the Separation Agreement, I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

By its signature below, the Company, on behalf of itself and its subsidiaries and affiliates, hereby
(a) releases me and my heirs and successors from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date the Company signs this Separation Date and (b) represents that, as of the date the Company signs this Separation Date Release, it is not aware of any claims against me that are in any way related to events, acts, conduct, or omissions occurring prior to or on such date.

By:         David R. Brickman

Date:

SONIDA SENIOR LIVING, INC.

By:     Name:         Title:

Date:
[Separation Date Release]

Exhibit B
EQUITY AWARD SCHEDULE

Restricted Stock Award Grant Date	Time-Based RSA or Performance Based RSA	No. of Outstanding Unvested Shares of Restricted Stock Outstanding as of October 22, 2024	Treatment of Unvested Shares of Restricted Stock on Separation Date pursuant to Section 3(b)(iii) of Agreement (assuming 12/31/2024 Separation Date)
4/5/2024	Time Based RSA	12,562	Vest 4,145 Shares
4/5/2023	Time Based RSA	2,720	Vest 1,346 Shares
4/5/2022	Time Based RSA	1,367	Vest 1,367 Shares
4/5/2024	Performance Based RSA	12,562	Forfeit
4/5/2023	Performance Based RSA	9,520	Forfeit
4/5/2022	Performance Based RSA	6,033	Determined once cycle completes
1/26/2023	Special One- Time Grant	19,300	Forfeit
11/15/2021	Special One- Time Grant	25,700	Forfeit
[Exhibit B to Separation and Consulting Agreement - Equity Award Schedule]

Exhibit C CONSULTING AGREEMENT
Effective Date: January 1, 2025

This Consulting Agreement (the “Agreement”) is made as of the Effective Date set forth above by and between Sonida Senior Living, Inc. (the “Company”) and David R. Brickman (“Consultant”).
1.Engagement of Services. Subject to the terms of this Agreement, Consultant will to be available to provide such consulting services (the “Services”) as reasonably requested from to time by the Company’s Chief Executive Officer; provided, however, that Consultant shall not be required to dedicate more than twenty (20) hours per month performing the Services. Consultant will be free of control and direction from the Company (other than general oversight and control over the results of the Services), and will have exclusive control over the manner and means of performing the Services, including the choice of place and time. Consultant will provide, at Consultant’s own expense, a place of work and all equipment, tools and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services, the Company may, in its discretion, make certain of its equipment or facilities available to Consultant at Consultant’s request. While on the Company’s premises, Consultant agrees to comply with the Company’s then-current access rules and procedures, including those related to safety, security and confidentiality.
2.Compensation. The Company will pay Consultant the amount of $20,000.00 per month (the “Monthly Consulting Fee”) during the term of this Agreement. The Monthly Consulting Fee will be paid after the end of each calendar month during the Term promptly following the Company’s receipt from Consultant of a written statement (the “Monthly Statement”) of (a) the number of hours performed by Consultant under this Agreement during the applicable calendar month, (b) Consultant’s affirmation that he has complied with his obligations under this Agreement, and (c) Consultant’s affirmation that Consultant has not received compensation as an employee or for non-Company consulting services for the applicable calendar month (or, if Consultant received compensation an employee or for non-Company consulting services, a statement of the amount of compensation so received and identity of the employer or service- recipient). Consultant will be reimbursed only for expenses that have been approved in advance in writing by the Company, provided Consultant has furnished such documentation for authorized expenses as the Company may reasonably request.
3.Ownership of Work Product. Consultant hereby irrevocably assigns to the Company all right, title and interest worldwide in and to any deliverables in connection with the Services and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other works of authorship, and any other work product created, conceived or developed by Consultant (whether alone or jointly with others) for the Company during the term of this Agreement, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (including all rights to priority and rights to file patent applications and/or registered designs) (collectively, the “Work Product”). Consultant retains no rights to use the Work Product and agrees not to challenge the validity of the Company’s ownership of, or intellectual property rights in, the Work Product. Consultant agrees to execute, at the Company’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. Consultant hereby irrevocably appoints the Company as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest.
4.Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Consultant hereby unconditionally and irrevocably
[Exhibit C to Separation and Consulting Agreement - Consulting Agreement]

grants to the Company an exclusive (even as to Consultant), worldwide, fully paid and royalty-free, irrevocable, perpetual license, with rights to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
5.Representations and Warranties. Consultant represents and warrants that: (a) the Services will be performed in a professional manner and (b) Consultant will comply with all applicable federal, state, local and foreign laws governing self-employed individuals.
6.Indemnification. The Company agrees indemnify, defend, and hold Consultant harmless from any claims made against Consultant by any person or entity not party to this Agreement related to any of the Services provided by Consultant under this Agreement, except for any claims made against Consultant for gross negligence or intentional tortious conduct. Company further represents and warrants that as a prior Company officer and director, Consultant is covered under the Company’s current D&O policy pursuant to the terms of such policy.
7.Independent Contractor Relationship. Consultant’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between the Company and Consultant. Consultant is not authorized to make any representation, contract or commitment on behalf of the Company. Consultant will not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Because Consultant is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement. No part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Consultant by filing Form 1099-NEC with the Internal Revenue Service as required by law.
8.Confidential Information. During the term of this Agreement and thereafter Consultant will not divulge or communicate to any person or entity, or use to the detriment of the Company or its affiliates or for the benefit of any other person or entity, or make or remove any copies of, the Company’s confidential information or proprietary data or information, whether or not marked or otherwise identified as confidential or secret. Upon any termination of this Agreement for any reason whatsoever, Consultant shall surrender to the Company any and all materials, including but not limited to drawings, manuals, reports, documents, lists, photographs, maps, surveys, plans, specifications, accountings and any and all other materials relating to the Company, its affiliates or any of its or their business, including all copies thereof, that Consultant has in his possession, whether or not such material was created or compiled by Consultant, but excluding, however, personal memorabilia belonging to Consultant. With the exception of such excluded items, materials, etc., Consultant acknowledges that all such material is solely the property of the Company or its affiliates, and that Consultant has no right, title or interest in or to such materials. Notwithstanding anything to the contrary set forth in this Section 7, the provisions of this Section 7 shall not apply to information which: (a) is or becomes generally available to the public other than as a result of improper disclosure by Consultant, or (c) is already known to Consultant as of the date of this Agreement from sources other than the Company or its affiliates, (c) is required to be disclosed by law or by regulatory or judicial process, or (d) is used or disclosed by or on behalf of Consultant in connection with the enforcement of any claim against, or defense of any claim by or on behalf of, the Company or any of
[Exhibit C to Separation and Consulting Agreement - Consulting Agreement]

its affiliates. Consultant acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.Term and Termination.
(a)Term. The initial term of this Agreement is for six (6) months from the Effective Date set forth above (the “Term”) and, thereafter, the Term may be extended by mutual written agreement between the Company and Consultant.
(b)Early Termination. Without waiving any other rights or remedies and notwithstanding anything contrary in Section 8(a), the Company may terminate this Agreement (i) immediately upon Consultant’s material breach of any legal or contractual obligation to the Company, (ii) at any time upon written notice to Consultant following the date that Consultant commences employment with, or performs consulting services for, any entity other than the Company (and Consultant shall promptly notify the Company of such employment or consulting engagement if Consultant commences employment with, or commences performance consulting services for, any entity other than the Company during the Term), or
(iii) for Cause (as defined below). Further, this Agreement will terminate immediately upon Consultant’s death.
For purposes of this Agreement, “Cause” means: (i) Consultant’s failure or refusal perform his reasonably assigned duties hereunder to the reasonable satisfaction of the Chief Executive Officer, provided the Chief Executive Officer has provided Consultant written notice of such unsatisfactory performance and given Consultant a reasonable opportunity to cure such unsatisfactory performance; (ii) Consultant’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company; (iii) Consultant’s embezzlement, misappropriation or fraud in connection with the performance of Consultant’s duties hereunder; or (iv) Consultant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude.
(c)Payments upon Termination. Upon termination of this Agreement, the Company will pay only those consulting fees and expenses incurred through and including the effective date of such termination.
10.Survival. The rights and obligations contained in Sections 3 (“Ownership of Work Product”), 5 (“Representations and Warranties”), and 8 (“Confidential Information”) will survive any termination or expiration of this Agreement.
11.No Conflicts. Consultant will refrain from any activity, and will not enter into any agreement or make any commitment, that is inconsistent or incompatible with Consultant’s obligations under this Agreement, including Consultant’s ability to perform the Services. Consultant represents and warrants that Consultant is not subject to any contract or duty that would be breached by Consultant’s entering into or performing Consultant’s obligations under this Agreement or that is otherwise inconsistent with this Agreement.
12.Successors and Assigns. Consultant may not subcontract or otherwise delegate or assign this Agreement or any of its obligations under this Agreement without the Company’s prior written consent. Any attempted assignment in violation of the foregoing will be null and void. Subject to the foregoing, this

[Exhibit C to Separation and Consulting Agreement - Consulting Agreement]

Agreement will be for the benefit of the Company’s successors and assigns, and will be binding on Consultant’s assignees.
13.Notices. Any notice required or permitted by this Agreement will be in writing and will be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email (provided, however, if the sender receives an automatically generated notification that such email was not delivered, such attempted email notice shall be ineffective and deemed to not have been given); or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the addresses set forth below or such other address as either party may specify in writing.
If to Consultant:
David R. Brickman 7434 Baxtershire Drive
Dallas, TX 75230
E-Mail: nbrickman@sbcglobal.net

If to the Company:
Sonida Senior Living, Inc. 14755 Preston Road Suite 810
Dallas, TX 75254
Attention: Michael Karicher – Chief People Officer E-Mail: mkaricher@sonidaliving.com
14.Governing Law. This Agreement will be governed in all respects by the laws of the United States of America and by the laws of the State of Texas, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.
15.Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.
16.Waiver. The waiver by the Company of a breach of any provision of this Agreement by Consultant will not operate or be construed as a waiver of any other or subsequent breach by Consultant.
17.Entire Agreement. This Agreement (together with the Separation and Consulting Agreement between the Company and Consultant) constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for the Company. This Agreement may only be changed or amended by mutual agreement of authorized representatives of the parties in writing. This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.
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[Exhibit C to Separation and Consulting Agreement - Consulting Agreement]

The parties have executed this Consulting Agreement as of the Effective Date.

COMPANY:

Sonida Senior Living, Inc.

By:         Name:     Title:

CONSULTANT:

David R. Brickman
[Exhibit C to Separation and Consulting Agreement - Consulting Agreement]